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                                                                EXHIBIT 10.1

                                     [LOGO]

SILICON VALLEY BANK  3003 Tasman Drive  Santa Clara, CA 95054-1191  408/654-7400


Charlie Eddy                                            February 19, 1997
Intevac, Inc.
3550 Bassett Dr.
Santa Clara, CA 95054-2758

        Re:  Loan from Silicon Valley Bank

Dear Charlie:

        This letter is written in connection with that certain Loan and Security Agreement between Silicon Valley Bank and Bank of Hawaii (jointly, "Bank") and Intevac, Inc. ("Borrower"), dated September 3, 1996, and related loan documents (as amended from time to time, collectively, the "Loan Agreement"). Borrower has informed Bank of its intent to incur certain indebtedness evidenced by the 6.5% Convertible Subordinated Notes due 2004 issued by Borrower under that certain Indenture dated as of February 25, 1997 executed between Borrower and State Street Bank and Trust Company of California, N.A., as trustee (the "Indenture Transaction"). Borrower has requested that Bank (1) consent to the Indenture and related transaction and
(2) confirm that all indebtedness incurred pursuant to the Indenture shall be deemed "Subordinated Debt" for the purposes of the Loan Agreement.

        Bank hereby grants consent to the Indenture and related transactions and confirms that all indebtedness incurred in connection with the Indenture shall be deemed "Subordinated Debt" for the purposes of the Loan Agreement, subject to Borrower's agreement to deliver concurrently to Bank copies of any notices of redemption delivered to the holders pursuant to Section 3.03 of the Indenture in connection with any optional redemptions to be made pursuant to
Section 3.07 of the Indenture.

        By signing below and returning a copy of this letter to Bank, Borrower acknowledges that the Loan Agreement is hereby modified in accordance with the provisions set forth above. Borrower further understands and agrees that in modifying the Loan Agreement, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan Agreement. Except as expressly modified pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect. Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future modifications to the Loan Agreement or to consent to any future indebtedness of Borrower not otherwise in accordance with the terms of the Loan Agreement. Nothing in this letter shall constitute a satisfaction of the Borrower's indebtedness to Bank. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement, unless the party is expressly released by in writing. No maker
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Intevac, Inc.
February 19, 1997
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or endorser will be released by virtue of this letter. The terms of this paragraph apply not only to this letter, but also to all subsequent loan modification agreements.

        This letter may be executed and countersigned in one or more counterparts which together shall constitute one document. Each such counterpart shall be deemed to be an original when so executed and delivered to the other party to this letter.

        The provisions of this letter shall not be deemed effective until such time as Borrower shall have returned two (2) countersigned copies to Silicon Valley Bank.

Very truly yours,

SILICON VALLEY BANK                             BANK OF HAWAII



By:    [SIG]                                    By:   [SIG]
   -----------------------------                   ----------------------------
   Its Senior Vice President                       Its Officer



By executing below, the undersigned acknowledges and confirms the effectiveness of this letter to amend the Loan Agreement.

INTEVAC, INC.



By:    [SIG]
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   Its Chief Financial Officer
   Dated:  March 5, 1997